TRANSFER AGENCY AND SERVICES AGREEMENT


        THIS AGREEMENT, dated as of this 5th day of August, 1996 between The Woodward Fund (the "Fund"), a Massachusetts business trust having its principal place of business at First Chicago/NBD Investment Management Company, 900 Tower Drive, 8th Floor, Troy, Michigan 48098 and FIRST DATA INVESTOR SERVICES GROUP, INC. ("FDISG"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                  WITNESSETH

        WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

        WHEREAS, the Fund initially intends to offer shares in those Portfolios identified in the attached Schedule of Portfolios, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Article 14;

        WHEREAS, the Fund, on behalf of the Portfolios, desires to appoint FDISG as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and FDISG desires to accept such appointment;

        NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and FDISG agree as follows:

Article 1   Definitions.

        1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

               (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

               (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to FDISG from time to time.

               (c) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

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               (d) "Commission" shall mean the Securities and Exchange
        Commission.

               (e) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

               (f) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

               (g) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

               (h) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by FDISG from a person reasonably believed by FDISG to be an Authorized Person.

               (i) "Portfolio" shall mean each separate series of shares offered by the Fund representing interest in a separate portfolio of securities and other assets.

               (j) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

               (k) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

               (l) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

               (m) "Written Instructions" shall mean a written communication signed by a person reasonably believed by FDISG to be an Authorized Person and actually received by FDISG. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article 2   Appointment of FDISG.

        The Fund, on behalf of the Portfolios, hereby appoints and constitutes FDISG as transfer agent and dividend disbursing agent for Shares of each respective Portfolio of the Fund and as shareholder servicing agent for the Fund and FDISG hereby accepts such appointments and agrees to perform the duties hereinafter set forth.

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Article 3   Duties of FDISG.

        3.1    FDISG shall be responsible for:

               (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, as more fully described in the written schedule of Duties of FDISG annexed hereto as Schedule A and incorporated herein, and in accordance with the terms of the Prospectus of the Fund on behalf of the applicable Portfolio, applicable law and the procedures established from time to time between FDISG and the Fund.

               (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. FDISG shall provide the Fund on a regular basis with the total number of Shares of each Portfolio which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

               (c) Notwithstanding any of the foregoing provisions of this Agreement, FDISG shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

        3.2 In addition, the Fund shall (i) identify to FDISG in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of FDISG for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

        3.3 FDISG shall provide those print/mail services more fully described in Schedule B for the fees also set forth in Schedule B.


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        3.4 In addition to the duties set forth herein, FDISG shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and FDISG.

        3.5 FDISG agrees to provide the services described herein in accordance with the Performance Standards annexed hereto as Exhibit 1 of Schedule A and incorporated herein. Such Performance Standards may be amended from time to time upon written agreement by the parties.

Article 4   Recordkeeping and Other Information.

        4.1 FDISG shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by
Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by FDISG for the periods and in the places required by Rule 31a-2 under the 1940 Act.

        4.2 To the extent required by Section 31 of the 1940 Act, FDISG agrees that all such records prepared or maintained by FDISG relating to the services to be performed by FDISG hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

        4.3 In case of any requests or demands for the inspection of Shareholder records of the Fund, FDISG will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request. FDISG reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article 5   Fund Instructions.

        5.1 Subject to FDISG meeting its standard of care herein, FDISG will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund.

        5.2 At any time, FDISG may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and subject to FDISG meeting its standard of care herein, it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for FDISG. Written Instructions requested by FDISG will be provided by the Fund within a reasonable period of time.

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        5.3 FDISG, its officers, agents or employees, shall accept Oral
Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect FDISG's right to rely on Oral Instructions.

Article 6   Compensation.

        6.1 The Fund on behalf of each of the Portfolios will compensate FDISG for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein.

        6.2 In addition to those fees set forth in Section 6.1 above, the Fund on behalf of each of the Portfolios agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by FDISG in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein. Schedule C may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by FDISG in the performance of its obligations hereunder. In the event that the cost of unspecified out-of-pocket expenses exceed one-thousand dollars ($1,000) in any given monthly period, FDISG shall receive prior approval from the Fund before incurring such expenses.

        6.3 The Fund on behalf of each of the Portfolios agrees to pay all fees and out-of-pocket expenses within thirty (30) days following the receipt of the respective invoice.

        6.4 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule B, a revised Fee Schedule executed and dated by the parties hereto.

        6.5 The Fund acknowledges that the fees that FDISG charges the Fund under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the limitations on liability and exclusion of remedies in Article 12. Modifying the allocation of risk from what is stated here would affect the fees that FDISG charges, and in consideration of those fees, the Fund agrees to the stated allocation of risk.

Article 7   Documents.

        In connection with the appointment of FDISG, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for FDISG to prepare to perform its duties hereunder, deliver or cause to be delivered to FDISG the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule D.


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Article 8   Transfer Agent System.

        8.1 FDISG shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by FDISG in connection with the services provided by FDISG to the Fund herein (the "FDISG System").

        8.2 FDISG hereby grants to the Fund a limited license to the FDISG System for the sole and limited purpose of having FDISG provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

Article 9   Representations and Warranties.

        9.1    FDISG represents and warrants to the Fund that:

               (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

               (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

               (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

               (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

               (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

        9.2    The Fund represents and warrants to FDISG that:

               (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

               (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

               (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

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               (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of each of the Portfolios is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

               (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable.

        9.3 THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, FDISG DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUND OR ANY OTHER PERSON.

Article 10  Indemnification.

        10.1 FDISG shall not be responsible for and the Fund on behalf of each Portfolio shall indemnify and hold FDISG harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against FDISG or for which FDISG may be held to be liable (a "Claim") arising out of or attributable to any of the following, unless such Claim resulted from a negligent act or omission to act or bad faith by FDISG in the performance of its duties hereunder:

               (a) any actions of FDISG required to be taken pursuant to this Agreement;

               (b) FDISG's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by FDISG from the Fund, or any authorized third party acting on behalf of the Fund, including but not limited to the prior transfer agent for the Fund, in the performance of FDISG's duties and obligations hereunder;

               (c) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Fund on behalf of the applicable Portfolio;

               (d) the offer or sales of Shares in violation of any requirement under the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such Shares in such state; and

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               (e) the Fund's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Fund's negligence or misconduct or the breach of any representation or warranty of the Fund made herein.

        10.2 In any case in which the Fund may be asked to indemnify or hold FDISG harmless, FDISG will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Fund although the failure to do so shall not prevent recovery by FDISG and shall keep the Fund advised with respect to all developments concerning such situation. The Fund shall have the option to defend FDISG against any Claim which may be the subject of this indemnification, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and reasonably satisfactory to FDISG, and thereupon the Fund shall take over complete defense of the Claim and FDISG shall sustain no further legal or other expenses in respect of such Claim. FDISG will not confess any Claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund's prior written consent. The obligations of the parties hereto under this
Article 10 shall survive the termination of this Agreement.

        10.3 Any claim for indemnification under this Agreement must be made prior to the earlier of:

               (a) one year after the Fund becomes aware of the event for which indemnification is claimed; or

               (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

        10.4 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be FDISG's sole and exclusive remedy for claims or other actions or proceedings to which the Fund's indemnification obligations pursuant to this Article 10 may apply.

Article 11  Standard of Care.

        11.1 FDISG shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by FDISG's own negligence, bad faith or willful misconduct or that of its employees, agents or representatives.

        11.2 Each party shall have the duty to use commercially reasonable efforts to mitigate damages for which the other party may become responsible.

Article 12  Consequential Damages.

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        NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO
EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL DAMAGES.

Article 13  Term and Termination.

        13.1 This Agreement shall be effective on the date first written above and shall continue for a period of three (3) years (the "Initial Term").

        13.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of three (3) years ("Renewal Terms") each, unless the Fund or FDISG provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

        13.3 In the event that any of the Performance Standards listed in
Exhibit 1 of Schedule A are not met by FDISG for two consecutive months the Fund may provide FDISG with written notice of its intent to terminate this Agreement. Such termination shall become effective unless FDISG corrects such failure to meet the identified standards within thirty (30) days of receipt of such notice. Unless the Fund provides FDISG with written notice of the Fund's intent to exercise this option under this Section 13.3 within 30 days after the Fund becomes aware of the occurrence, the Fund shall have waived its option to terminate under this provision. Notwithstanding the foregoing, the Fund's right to terminate the Agreement under this Section 13.3 shall not be effective until after the expiration of two months from the time FDISG begins providing services hereunder.

        13.4 The Fund may terminate this Agreement in the event that the negligent action or negligent omission to act on the part of FDISG causes damages to the Fund in excess of one-hundred thousand dollars ($100,000). "Damages to the Fund" are defined as damages caused by a single event, or cumulative series of events related to the same matter which generates a monetary loss. The Fund's right to terminate under this Section 13.4 shall remain effective in the event FDISG has made the Fund whole with respect to the damages caused. Unless the Fund provides FDISG with written notice of the Fund's intent to exercise this option under this Section 13.4 within 30 days after the Fund becomes aware of the occurrence, the Fund shall have waived its option to terminate under this provision.

        13.5 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty
(30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the


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Defaulting Party. If FDISG is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of FDISG with respect to services performed prior to such termination or rights of FDISG to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

        13.6 In the event this Agreement is terminated by the Fund pursuant to
Section 13.3, 13.4 or 13.5, all reasonable expenses associated with the movement of records and materials to a successor transfer agent will be borne by FDISG and the Fund shall not be responsible for the Unamortized Costs as defined in Section 13.7 or FDISG's costs associated with such termination. In the event of a termination pursuant to any other sections, all expenses associated with conversion will be borne by the Fund.

        13.7 The Fund shall have the right to terminate this Agreement at any time if the Fund reorganizes into another entity, liquidates or otherwise ceases to exist. In the event the Fund terminates the Agreement pursuant to this Section 13.7, the Fund shall reimburse FDISG (a) for all unamortized costs incurred by FDISG associated with the conversion of the Fund to FDISG as transfer agent (the "Unamortized Costs") and (b) all reasonable costs associated with such termination. In order to facilitate the calculation of the payment described in Section 13.7(a), FDISG shall document the total cost of the Fund's conversion to FDISG (the "Conversion Cost") within sixty (60) days of conversion. The "Unamortized Costs" shall be defined as the Conversion Cost minus any reimbursements made by the Fund, or any other entity, to FDISG to off-set such Conversion Costs. Such amortization shall be straight-line over three years.

        13.8 In the event that the Fund's Co-advisors, First Chicago Investment Management Company and NBD Bank, or any affiliate of either of them, acquire a mutual fund complex which includes an in-house-transfer agent, the Fund shall have the option of terminating this Agreement upon the following conditions:

               (a) such option may only be exercised after expiration of the first twelve months of this Agreement; and

               (b) the Fund must provide FDISG with one-hundred twenty (120) days prior written notice of its intent to terminate this Agreement under this Section 13.8; and

               (c) prior to such termination, the Fund shall pay to FDISG an amount equal to twenty-five percent (25%) of FDISG's anticipated "lost revenue" on the remainder of this Agreement resulting from such termination. "Lost Revenue" shall mean the total FDISG fee run-rate (excluding out-of-pocket expenses) representing the average of the last three months prior to termination times the number of months then remaining in the Initial Term or the then current Renewal Term; and


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               (d) prior to such termination, the Fund shall pay to FDISG the payment described in Section 13.7 of this Agreement.

Article 14  Additional Portfolios.

        In the event that the Fund establishes one or more Portfolios in addition to those identified in Exhibit 1, with respect to which the Fund desires to have FDISG render services as transfer agent under the terms hereof, the Fund shall so notify FDISG in writing. Upon such notification the parties shall amend Exhibit 1 to include such additional Portfolios and FDISG shall provide the services to such Portfolios under the same terms as set forth herein.

Article 15  Confidentiality.

        15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and FDISG shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Fund and FDISG may use the Confidential Information only to exercise its rights under this Agreement. Except as required by law and except as disclosed in the Fund's registration statement or filed as an exhibit thereto, the Fund and FDISG shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and FDISG may, however, disclose Confidential Information to its employees who have a need to know the Confidential Information to perform work for the other, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by its employees in breach of this Agreement. The Fund and FDISG may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Fund or FDISG disclose the Confidential Information to any competitor of the other without specific, prior written consent.

        15.2  Proprietary Information means:

               (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or FDISG, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;


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               (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or FDISG a competitive advantage over its competitors; and

               (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

        15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

Article 16  Force Majeure.

        16.1 No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

        16.2 During the term of this Agreement, at no additional cost to the Fund, FDISG shall provide a facility capable of being utilized by FDISG to provide the services covered by this Agreement in case of damage to the primary facility providing those services (the "Back-Up Facility"). Utilization of the Back-Up Facility by FDISG, including without limitation, transferring of transfer agency and dividend records of the Fund, shall commence as soon as practically possible after damage to the primary facility results in an inability to provide the services described in this Agreement. Any additional costs in connection with utilizing the Back-Up Facility shall be at FDISG's expense. After the primary facility has recovered, FDISG shall again utilize it to provide the services discussed in this Agreement to the Fund at no additional cost to the Fund.

        16.3 In the case of damage to the Fund's primary facility providing telephone service for the Fund's Shareholders, the Fund, at its own expense, shall re-route Shareholder telephone calls

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to FDISG and FDISG agrees to handle such calls on behalf of the Fund. FDISG shall provide this service for a period of three (3) days at no charge to the Fund, however, the Fund shall assume responsibility for and pay FDISG for any direct expenses incurred by FDISG. In the event that the Fund desires to continue such service for a period in excess thereof, the Fund and FDISG shall mutually agree on the fees to be paid by the Fund to FDISG for such service.

Article 17  Assignment and Subcontracting.

        This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that FDISG may assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, provided that in the reasonable judgment of the Board of Directors of the Fund, acting in its sole discretion, (i) the financial capacity of such assignee is not materially less than FDISG's; (ii) the nature and quality of the services to be provided hereunder, including the Performance Standards set forth in Exhibit 1 of Schedule A, are not materially adversely affected by such assignment; and (iii) the quality and capabilities of the personnel and facilities of the assignee are not materially less than FDISG's. FDISG may, in its sole discretion, engage subcontractors to perform any non-material or non-substantive obligations contained in this Agreement that it is otherwise required to perform hereunder, provided however, that FDISG shall remain responsible for the acts and omissions of such subcontractors to the same extent as it is hereunder.

Article 18  Notice.

        Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or FDISG shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                      To the Fund:

                      c/o NBD Bank
                      900 Tower Drive
                      P.O. Box 7058
                      Troy, Michigan  48007-7058
                      (800) 688-3350
                      ATTN:  President

                      With a copy to:

                      Mr. Marco Hanig
                      Managing Director

                      First Chicago Investment Management Company
                      Three First National Plaza, Mail Stop 0334
                      Chicago, IL  60670

                             and to

                      W. Bruce McConnel, III
                      Drinker Biddle & Reath
                      1345 Chestnut Street
                      Suite 1100
                      Philadelphia, PA  19107-3496

                      To FDISG:

                      First Data Investor Services Group, Inc.
                      4400 Computer Drive
                      Westboro, Massachusetts  01581
                      Attention: President

                      with a copy to FDISG's General Counsel

Article 19  Governing Law/Venue.

        The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and FDISG and Client hereby submit themselves to the exclusive jurisdiction of those courts.

Article 20  Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 21  Captions.

        The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 22  Publicity.

        Neither FDISG nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 23  Relationship of Parties/Non-Solicitation.

        The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

Article 24  Entire Agreement; Severability.

        24.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against FDISG unless said writing is executed by an Executive Vice President or President of FDISG. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

        24.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

        24.3 The names "The Woodward Funds" and "Trustees of Woodward" refer, respectively, to the trust created and the trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated April 21, 1987, as amended May 1, 1992, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of Woodward. The obligations of the Fund entered into in the name or on behalf thereof by any of the trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders or representatives of the Fund personally, but bind only the trust property, and all persons dealing with any portfolio of the Fund must look solely to the trust property belonging to such portfolio for the enforcement of any claims against the Fund.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                              THE WOODWARD FUNDS


                                    By: /s/ Earl J. Heenan, Jr.
                                        -----------------------
                                    Title: Its Chairman


                                    FIRST DATA INVESTOR SERVICES GROUP, INC.

                                    By: /s/ Jerry Kukun
                                        ---------------
                                    Title: Executive VP

                            SCHEDULE OF PORTFOLIOS

                              The Woodward Funds
                    Transfer Agency and Services Agreement

Growth Fund (Capital Growth Fund*)
International Equity Fund
Equity Index Fund
Growth and Value Fund (Growth/Value Fund*)
Intrinsic Value Fund
Mid-Cap Opportunity Fund (Opportunity Fund*)
Equity Income Fund
Small-Cap Opportunity Fund
Bond Fund
Short Bond Fund
Intermediate Bond Fund
Municipal Bond Fund
Michigan Municipal Bond Fund
Intermediate Municipal Bond Fund
Income Fund
International Bond Fund
Money Market Fund
Treasury Money Market Fund
Municipal Money Market Fund (Tax-Exempt Money Market Fund*)
Michigan Municipal Money Market Fund (Michigan Tax-Exempt Money Market Fund*) Cash Management Fund
U.S. Government Securities Cash Management Fund
Treasury Prime Cash Management Fund
Managed Assets Balanced Fund (Balanced Fund*)
Managed Assets Conservative Fund
Managed Assets Growth Fund

-------
*  This is the pre-organization name of the Fund.

                                  Schedule A

                                DUTIES OF FDISG

        1. Shareholder Information. FDISG shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form and shall include historical information regarding the account of each Shareholder, including dividends and distributions paid and the date and price for all transactions on a Shareholder's account; any stop or restraining order placed against a Shareholder's account; information with respect to withholdings; any information required in order for FDISG to perform any calculations contemplated or required by the Agreement to which this is a Schedule (the "Agreement"); FDISG shall keep a record of all redemption checks and dividend checks returned by the postal authorities, and shall maintain such records as are required by the Fund.

        2. Shareholder Services. FDISG shall respond as appropriate to all inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between FDISG and the Fund. Shareholder communication services shall include a voice response unit ("VRU") capability providing inquiry based on options. Effective on or before January 1, 1997, the VRU capabilities shall be enhanced to allow for selected transaction processing.

        3. Mailing Communications to Shareholders. At the expense of the Fund, as set forth in Schedule C, FDISG will address and mail to Shareholders of the Fund all reports to Shareholders, dividend and distribution notices.

        4. Sales of Shares

        (a) FDISG shall not be required to issue any Shares of the Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of FDISG to rely on such Written Instructions or official notice.

        (b) In the event that any check or other order for the payment of money is returned unpaid for any reason, FDISG will endeavor to: (i) give prompt notice of such return to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as FDISG may from time to time deem appropriate.

        5. Transfer and Repurchase.

        (a) FDISG shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the Fund's Prospectus.

        (b) FDISG will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as FDISG reasonably may deem necessary.

        (c) FDISG reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. FDISG also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which FDISG, in its good judgement, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

        (d) When Shares are redeemed, FDISG shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by FDISG reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

        (e) FDISG, upon receipt of the monies paid to it by the Custodian for the repurchase of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures described in the written instruction received by FDISG from the Fund.

        (f) FDISG shall not process or effect any repurchase with respect to Shares of the Fund after receipt by FDISG or its agent of notification of the suspension of the determination of the net asset value of the Fund.

        6. Dividends.

        (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to FDISG Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

        (b) On or before the payment date specified in such resolution of the Board of Directors, the Fund will pay to the disbursement account sufficient cash to make payment to the Shareholders of record as of such payment date.

        (c) If the disbursement account does not receive sufficient cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the payable date, FDISG will notify the Fund. The Fund hereby instructs FDISG to process dividend and/or distribution payments to all Shareholders of record as of the payable date regardless of whether sufficient cash is available in the disbursement accounts. Subject to FDISG meeting its standard of care herein, the Fund shall be responsible for and shall indemnify and hold FDISG harmless from all costs asserted by others with respect to the actions of FDISG in complying with the instruction of the Fund under the foregoing sentence.

        7. Reports.

        (a) FDISG shall furnish daily reports of transactions in Shares; furnish monthly reports of transactions in Shares by type (custodial, trust, Keogh, IRA, other) including number of accounts; furnish sales data for blue sky reporting to the Fund via daily transmission; calculate sales load or compensation payment, if applicable, and provide such information to the Fund; calculate dealer commissions for the Fund; mail duplicate confirmations to dealers of their clients' activity, whether executed through the dealer or directly with FDISG; provide detail for underwriter or broker confirmations and other participating dealer shareholder accounting, in accordance with such procedures as may be agreed upon between the Fund and FDISG; provide Shareholder lists and statistical information concerning accounts to the Fund; provide to the Fund or the custodian with timely notification of Fund activity and such other information as may be agreed upon from time to time between FDISG and custodian; and at the expense of the Fund in accordance with Schedule C, provide toll free lines for direct shareholder use, plus customer liaison staff with on-line inquiry capacity.

        (b) In connection with FDISG's obligation to provide detail for underwriter or broker confirmations and other participating dealer shareholder accounting, FDISG shall modify and enhance the FDISG System to allow for the timely transmission of such detail to the Pershing Division of Donaldson, Lufkin & Jenrette Securities Corporation ("Pershing"). Such transmission capability shall be available on or before September 13, 1996, subject to successful testing with Pershing.

        8. Independent Public Accountants. FDISG shall cooperate with the Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under the Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion as such may be required by the Fund from time to time.

        9. In addition to and neither in lieu nor in contravention of the services set forth above, FDISG shall: (i) perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing

Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.

                            Exhibit 1 of Schedule A
                             PERFORMANCE STANDARDS

FDISG will use a statistical sampling defined below as a percentage of transactions processed through the Transaction Processing and Quality Control units of FDISG providing services to the Fund and will track and report to the Fund on the accuracy of the transactions processed. Examining the sample against predetermined FDISG criteria for accuracy, FDISG will provide an accuracy rate as represented by a "percent", measured to the last Friday of each month from the last Friday of the previous month. The Fund reserves the right to inspect, or have a third party inspect, the Quality Assurance Procedures and documentation and all documents reviewed and considered in determining the accuracy of processing.

                             Turnaround      QC%      QA%      Accuracy
                             R=receipt date                    Standard
I. Transaction Processing

New Accounts
        Purchases              R             100%      15%      98%
        Exchanges              R             100%      15%      98%
        Transfers              R+3           100%      15%      98%
Purchases
        Directs                R             100%      10%      98%
        Wire Orders            R             100%      10%      98%
Redemptions
        Directs                R             100%      10%      98%
        Wire Orders            R             100%      10%      98%
Exchanges                      R             100%      10%      98%
Transfers                      R+3           100%      10%      98%
Adjustments
        Priority               R+1           100%      10%      98%
        Non-Priority           R+4           100%      10%      98%
        OCF Cancel/Rebill      R+1           100%      15%      98%

II. Shareholder Services

Research
        Priority               R+1           100%               95%
        Non-Priority           R+4           100%               95%
        Transcripts            R+9           100%               95%
Correspondence
        Priority (Financial)   R+3           100%      10%      98%
        Non-Priority (Other)   R+5           100%      10%      98%

III. Control Deadlines

[CAPTION]
Fund Accounting Times
        Variable Funds Supersheets                              10:00am daily
        Tax Exempt Money Market Funds Supersheets               12:30pm daily
        Taxable Money Market Funds Supersheets                   3:30pm daily
Custody Settlements
        Net Settlement for Variable Funds                       11:00am daily
        Net Settlement for Money Market Funds                    4:00pm daily
Outgoing Wires                                                   4:30pm daily
Commissions
        12B-1 Data to Bisys    R+1
        Funding to FDISG       TBD (to be discussed with Bisys)
        Checks Mailed                          TBD+3
        Front End Load Checks  R+3

IV.     Administration

Duplicate Confirmation         R+2                      2%      98%
Mailed
Daily Checks Mailed            R+1                      2%      98%
Periodic Checks Mailed         R+2                      2%      98%
Daily Confirmations            R+2                      2%      98%
Mailed
Periodic Statements
Mailed Pre-sort
        50% minimum            R+3                      2%      98%
        Remaining              R+4                      2%      98%

V.  Systems

Availability
        Monday - Friday 8:00am to 9:00pm* EST                   98%
        Saturday 11:00am to 10:00pm EST                         98%
        Sunday 8:00am to 5:00pm EST                             98%

        * At month-end and periodically for predetermined business reasons, FSR will come down at 8:00pm.

Transmissions
        ACH for NBD Bank DDA cycle - 11:00pm EST                98%
        List out remaining transmissions and
          determine client standards                            98%

FDISG will use a statistical sampling defined categorically in Section I-III of transactions processed through the Transaction Processing and Quality Control units of FDISG providing services to the Fund and will track and report to the Fund on the accuracy of the transaction processed. Examining the sampling against predetermined FDISG criteria for accuracy, FDISG will provide a 98% accuracy rate, measured monthly by their independent Quality Assurance Department and reported to the Fund by the 20th of the following month.

This document will be modified by the business areas if conditions are such that changes are deemed necessary by the Fund and by FDISG.

                                  Schedule B

                                 Fee Schedule

I.      TRANSFER AGENT FEES:

Open Account Sliding Fee Scale

           Accounts                           Annual Fee
           --------                           ----------
             0-80,000                 $18.00 per account
       80,001-100,000                 $16.00 per account
      100,001-150,000                 $14.00 per account
      150,001+                        $13.00 per account

Closed Account Fee:                   $2.00 per account per annum

IMPRESS Software Fees:                $3,200 per workstation per annum

               Note: IMPRESS Software Fees will be included in IMPRESS License Software Agreement

Variable Annuity Fees:              A flat fee of $1,000 per month will be
                                    charged to support up to 5 variable
                                    annuity funds.  The monthly fee will
                                    increase by $500 for each additional
                                    fund.

IRA Maintenance Fees:               Retirement account shareholders will be
                                    assessed an annual fee of $10.00 per
                                    fund/account position with a cap of $25
                                    per account number.

New Portfolio Fees:                 $25,000 per annum minimum for all new
                                    portfolios introduced over the 3 year
                                    contract period.
                                    (Initial 6 have no minimums.)

II.     VALUE ADDED SERVICES

Remote Trade Entry:  $10,000 per annum for up to 10 workstations

III.    SET UP CHARGES

Voice Response Unit, Cost Basis Accounting, and Remote Trade Entry
        $50,000 set up charge

IV.     CONVERSION EXPENSE

First Data and First Chicago/NBD Bank have agreed to split the conversion cost with First Chicago/NBD paying a maximum of $250,000.

V.  PRINT/MAIL CHARGES

1.      Daily Output

(a)     Shareholder Statements:
               Base stock, laser printing, folding, inserting and mailing (excluding postage and envelopes)

               Number of Items Per Fund                      Price

                   1-3,500                            $.135 per image
                   3,501-10,000                       $.125 per image
                   10,001-and above                   $.12 per image
                   Minimum Charge                     $25.00 per work order

Set up Fee:                                           $15.00 per work order

(b) Combined Statements (Householding multiple statements in one envelope):
               Base stock, laser printing, folding, inserting and mailing (excluding postage and envelopes)

               Number of Items Per Fund                      Price

                   1-3,500                            $.135 per image
                   3,501-10,000                       $.125 per image
                   10,001-and above                   $.12 per image
                   Minimum Charge                     $25.00 per work order

Set up Fee:                                           $15.00 per work order

(c) Combined Exchange Statements (To and from exchange on one confirm):
               Base stock, laser printing, folding, inserting and mailing (excluding postage and envelopes)

               Number of Items Per Fund                      Price

                   1-3,500                            $.135 per image
                   3,501-10,000                       $.125 per image
                   10,001-and above                   $.12 per image
                   Minimum Charge                     $25.00 per work order

2.      Dividend Output

(a)     Shareholder Statements:
               Base stock, laser printing, folding, inserting and mailing (excluding postage and envelopes)

               Number of Items Per Fund                      Price

                   1-3,500                            $.135 per image
                   3,501-10,000                       $.125 per image
                   10,001-and above                   $.12 per image
                   Minimum Charge                     $25.00 per work order

(b)     Dividend Checks:
               Base stock, laser printing, folding, inserting and mailing (excluding postage and envelopes)

               Number of Items Per Fund                      Price

                   1-3,500                            $.179 per image
                   3,501-10,000                       $.169 per image
                   10,001-and above                   $.16 per image
                   Minimum Charge                     $25.00 per work order

3.      Consolidated Statements

Shareholder & Dealer Statements:
        Base stock, laser printing, folding, inserting and mailing (excluding postage and envelopes)

               Number of Items Per Fund                      Price

                   1-3,500                            $.135 per image
                   3,501-10,000                       $.125 per image
                   10,001-and above                   $.12 per image
                   Minimum Charge                     $25.00 per work order

                   Selective Inserting                $ .03 per envelope
                    Charges                           (minimum $250)


4.  On-Request 'Super Select* Statements

Shareholder Statements:
        Base stock, laser printing, folding, inserting and mailing (excluding postage and envelopes)

               Number of Items Per Fund                      Price

                   1-3,500                            $.135 per image
                   3,501-10,000                       $.125 per image
                   10,001-and above                   $.12 per image
                   Minimum Charge                     $25.00 per work order

                   Set up Fee:                        $15.00 per work order

5.      New Account Letters

        Base stock, laser printing, folding, inserting and mailing (excluding postage and envelopes)

               Number of Items Per Fund                      Price

                   1-3,500                            $.135 per image
                   3,501-10,000                       $.125 per image
                   10,001-and above                   $.12 per image
                   Minimum Charge                     $25.00 per work order

                   Set up Fee:                        $15.00 per work order

6.      T.I.N. Solicitations

        Daily Statements, Educational TIN, B-Notice, Second B-notice:
               Base stock, laser printing, folding, inserting and mailing

               Number of Items Per Fund                      Price

                   1-3,500                            $.135 per image
                   3,501-10,000                       $.125 per image
                   10,001-and above                   $.12 per image
                   Minimum Charge                     $25.00 per work order

        (excluding postage and envelopes)             $15.00 per work order


7.      Wire Order Invoice Statements

        Base stock, laser printing, folding, inserting and mailing

               Number of Items Per Fund                      Price

                   1-3,500                            $.135 per image
                   3,501-10,000                       $.125 per image
                   10,001-and above                   $.12 per image
                   Minimum Charge                     $25.00 per work order

        (excluding postage and envelopes)             $15.00 per work order

8.      Label List Mailings

Cheshire labeling and mail first class                $29.00/thousand

Labeling, inserting and mailing                       $50.00 set up charge
(excludes postage and envelopes)

9.      Miscellaneous Services

                                      Charge                Per Unit

        1 Additional Insert             $20                  1,000
        2 Additional Inserts            $40                  1,000
        3 Additional Inserts            $60                  1,000
        4 Additional Inserts            $80                  1,000
        5 Additional Inserts            $100                 1,000
        6 Additional Inserts            $120                 1,000
        7 Additional Inserts            $140                 1,000
        8 Additional Inserts            $160                 1,000
        Folding                         $20                  1,000

        Manual Processing               $25 Per Hour

NOTE:  Costs of all materials used are in addition to all prices.
Postage is in addition (50-50 split of postal savings).

                                  Schedule C

                            OUT-OF-POCKET EXPENSES

        The Fund shall reimburse FDISG monthly for the following applicable out-of-pocket expenses:

        -  Microfiche/microfilm production
        -  Magnetic media tapes and freight
        -  Printing costs, including envelopes, checks and stationery
        - Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Fund
        -  Due diligence mailings
        - Telephone and telecommunication costs, including all lease, maintenance and line costs
        -  Daily & Distribution advice mailings
        -  Shipping, Certified and Overnight mail and insurance
        -  Year-end forms and mailings
        - Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
        -  Duplicating services
        -  Courier services
        -  Incoming and outgoing wire charges
        -  Federal Reserve charges for check clearance
        -  Overtime, as approved by the Fund
        -  Temporary staff, as approved by the Fund
        -  Travel and entertainment, as approved by the Fund
        - Record retention as required by the Fund, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
        - All Systems enhancements after the conversion at the rate of $100.00 per hour

        The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with FDISG. In addition, the Fund will promptly reimburse FDISG for any other unscheduled expenses incurred by FDISG whenever the Fund and FDISG mutually agree that such expenses are not otherwise properly borne by FDISG as part of its duties and obligations under the Agreement.

                                  Schedule D

                                Fund Documents

        -      Certified copy of the Articles of Incorporation of the
                      Fund, as amended

        -      Certified copy of the By-laws of the Fund, as amended

        - Copy of the resolution of the Board of Directors authorizing the execution and delivery of this
                      Agreement

        -      All account application forms and other documents
                      relating to Shareholder accounts or to any plan, program or service offered by the Fund

        -      Certified list of Shareholders of the Fund with the
                      name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefore, and the number of Shares redeemed by the Fund

        -      All notices issued by the Fund with respect to the
                      Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.